CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

20,000,000 Depositary Shares Each Representing a 1/40,000th Interest in a Share of Series K Perpetual Preferred Non-Cumulative Floating Rate Stock	$500,000,000	$53,500

(1)	A filing fee of $53,500 has been calculated in accordance with Rule 457(r) of the Securities Act of 1933 in connection with the securities offered from Registration Statement No. 333-130929 by means of this prospectus supplement. Pursuant to Rule 457(p), $17,060 of filing fees that were already paid with respect to unsold securities that were previously registered pursuant to Registration Statement No. 333-109921 are being carried over and the remaining fee of $36,440 is being transmitted herewith.
Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-130929
PROSPECTUS SUPPLEMENT

(To Prospectus dated January 9, 2006)
20,000,000 Depositary Shares Each Representing a 1/40,000th Interest in a Share of Series K Perpetual Non-Cumulative Floating Rate Preferred Stock

We are offering 20,000,000 depositary shares, each representing a 1/40,000th ownership interest in a share of our Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, liquidation preference $1,000,000 per share (equivalent to $25 per depositary share), referred to in this Prospectus Supplement as the “Series K Preferred Stock”. As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series K Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.
Dividends on the Series K Preferred Stock will be payable quarterly in arrears, when, as and if declared by our board of directors, at a rate per annum equal to the greater of (1) 3-month USD LIBOR for the related dividend period, plus 0.70% or (2) 4.00%. The dividend payment dates will the 15th day of each March, June, September and December, commencing on December 15, 2006, or the next business day if any such day is not a business day.
Dividends on the Series K Preferred Stock will be non-cumulative. If for any reason our board of directors does not declare a dividend on the Series K Preferred Stock for a dividend period, we will have no obligation to pay any dividend for that period, whether or not our board of directors declares dividends on the Series K Preferred Stock for any subsequent dividend period. However, with certain exceptions, if we have not declared, paid or set aside for payment full dividends on the Series K Preferred Stock for a particular dividend period, we may not declare or pay dividends on or redeem or purchase our common stock or other junior securities during the next succeeding dividend period.
We may not redeem the Series K Preferred Stock prior to the dividend payment date in September, 2011. On and after that date, we may, at our option, redeem the Series K Preferred Stock in whole or in part at any time, or from time to time, at a price of $1,000,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends. The Series K Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding indefinitely unless redeemed. The Series K Preferred Stock will not have any voting rights except as described under “Description of Series K Preferred Stock— Voting Rights” on page S-18.
Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of some of the risks you should consider before buying the depositary shares.
The depositary shares have been approved for listing on the New York Stock Exchange under the symbol “WM PrK”, subject to official notice of issuance. Trading is expected to begin within 30 days of September 18, 2006, the original issue date.
The Series K Preferred Stock and the depositary shares are not savings accounts, deposits or other obligations of any savings bank subsidiary of Washington Mutual and are not insured by the FDIC or any other government agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per depositary share	Total

Public offering price	$25.00	$500,000,000

Underwriting discounts and commissions	$0.375	$7,500,000

Proceeds, before expenses, to us	$24.625	$492,500,000

The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on September 18, 2006.

UBS Investment Bank Sole Structuring Adviser Joint Bookrunner

Goldman, Sachs & Co.	Lehman Brothers	Morgan Stanley
Joint Bookrunner	Joint Bookrunner	Joint Bookrunner

Banc of America Securities LLC	Credit Suisse	JPMorgan
Co-Manager	Co-Manager	Co-Manager
Prospectus Supplement dated September 11, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus supplement. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement does not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

i

About this prospectus supplement
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of depositary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.
If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
As used in this prospectus supplement, the terms “we”, “us”, and “our” refer to Washington Mutual, Inc. and the term “Washington Mutual” refers to Washington Mutual, Inc. and its consolidated subsidiaries.

Summary

This summary is not a complete description of Washington Mutual, the Series K Preferred Stock or the depositary shares. It does not contain all the information that may be important to you. To understand this offering fully, you must read this entire prospectus supplement and the accompanying prospectus carefully, including the risk factors beginning on page S-7 and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
WASHINGTON MUTUAL, INC.

With a history dating back to 1889, Washington Mutual is a retailer of financial services to consumers and small businesses. Based on our consolidated assets at December 31, 2005, we were the largest thrift holding company in the United States and the seventh largest among all U.S.-based bank and thrift holding companies. As of June 30, 2006, on a consolidated basis, we had total assets of approximately $351 billion, total liabilities of approximately $325 billion, total deposits of approximately $205 billion and total stockholders’ equity of approximately $26 billion. Our common stock is listed on the New York Stock Exchange under the symbol “WM”. Our principal business offices are located at 1301 Second Avenue, Seattle, Washington 98101 and our telephone number is 206-461-2000.
The offering

Issuer	Washington Mutual, Inc., a corporation organized under the laws of the State of Washington.

Securities Offered	20,000,000 depositary shares, each representing a 1/40,000th interest in a share of our Series K Perpetual Non-Cumulative Floating Rate Preferred Stock (“Series K Preferred Stock”), no par value. Each holder of depositary shares will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series K Preferred Stock represented by such depositary share, to all the rights and preferences of the Series K Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Liquidation Preference	$1,000,000 per share of Series K Preferred Stock (equivalent to $25 per depositary share).

Dividends	Dividends on the Series K Preferred Stock will be payable if, when and as declared by our board of directors out of legally available funds at an annual rate on the per share liquidation preference equal to the greater of (i) 3-Month USD LIBOR for the related dividend period, plus 0.70% or (ii) 4.00%.

Dividends on the Series K Preferred Stock are not cumulative. Accordingly, if for any reason we do not declare a dividend on the Series K Preferred Stock before the dividend payment date for a quarterly dividend period, that dividend will not accumulate and holders of shares of Series K Preferred Stock will have no right to receive, and we will have no obligation to pay, a dividend for that period, whether or not we pay, or have sufficient funds to pay, dividends in full or in part in the future.

Dividend Payment Dates	March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2006, or, in each case, if any such day is not a business day, the next business day.

Dividend Stopper	With certain limited exceptions, if we do not pay full dividends on the Series K Preferred Stock for a particular dividend period, we may not pay dividends on, or repurchase, redeem or make a liquidation payment with respect to, our common stock or other junior securities during the next succeeding dividend period.

Maturity Date	None; the Series K Preferred Stock is perpetual unless redeemed by us.

Optional Redemption	Subject to the limitations described below under “Replacement Capital Covenant,” we may at our option redeem the Series K Preferred Stock in whole or in part at any time, or from time to time, on or after September 15, 2011 (or if September 15, 2011 is not a business day, the next business day). Such redemption shall be at a cash redemption price of $1,000,000 per share, plus any declared and unpaid dividends to the redemption date. Upon redemption of any Series K Preferred Stock, a pro rata number of depositary shares will be redeemed with the proceeds of such redemption.

Replacement Capital Covenant	At or prior to the initial issuance of the Series K Preferred Stock, we will enter into a “Replacement Capital Covenant”. In the Replacement Capital Covenant, we will covenant in favor of certain of our debtholders that, if we repurchase or redeem any Series K Preferred Stock, we will do so only if and to the extent that the total redemption or repurchase price is equal to or less than designated percentages of the net cash proceeds that we have received during the 180 days prior to such redemption or repurchase from the issuance of our common stock, non-cumulative perpetual preferred stock or certain other securities or combinations of securities that have equal or better equity characteristics than the Series K Preferred Stock.

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of Series K Preferred Stock will be entitled to receive out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of common stock or other junior securities, a liquidating distribution in the amount of $1,000,000 per share of Series K Preferred Stock plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series K Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	Holders of the Series K Preferred Stock will have no voting rights, except with respect to certain fundamental changes in the terms of the Series K Preferred Stock and certain other matters. In addition, if dividends on the Series K Preferred Stock are not paid in full for six dividend periods, the holders of Series K Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive dividend periods.

Ranking	The Series K Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to our common stock, our Series RP Preferred Stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series K Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Washington Mutual. The Series K Preferred Stock will rank on a parity with our Series I Preferred Stock and Series J Preferred Stock and each other class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series K Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Washington Mutual. As of the date of this prospectus supplement, no class or series of our preferred stock is outstanding.

Preemptive and Conversion Rights	None.

Listing	The depositary shares have been approved for listing on the New York Stock Exchange under the symbol “WM PrK”, subject to official notice of issuance. Trading is expected to begin within 30 days of September 18, 2006, the original issue date.

Tax Consequences	Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2011 should generally be taxable at a maximum rate of 15%, subject to certain conditions and limitations. Dividends paid to corporate U.S. holders generally should be eligible for the dividends received deduction, subject to certain conditions and limitations.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $492,085,000, after expenses and underwriting discounts and commissions. We intend to use these net proceeds for general corporate purposes, which may include, among other things, the repurchase of shares of our common stock.

Expected Ratings	The Series K Preferred Stock is expected to be rated Baa2 by Moody’s Investors Service, BBB by Standard & Poor’s Rating Services, and A- by Fitch, Inc. The ratings of the Series K Preferred Stock should be evaluated independently from similar ratings of other securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Registrar	Mellon Investor Services LLC

Depositary	Mellon Investor Services LLC

Summary Financial Information
The following is selected consolidated condensed financial information for Washington Mutual, Inc. and its consolidated subsidiaries as of and for the six months ended June 30, 2006 and 2005 and as of and for the years ended December 31, 2005, 2004 and 2003. The summary below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2005 Annual Report on Form 10-K and our unaudited and audited consolidated financial statements, and the related notes thereto, and the other detailed information contained in our 2006 Second Quarter Report on Form 10-Q and our 2005 Annual Report on Form 10-K/A. The results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the full fiscal year or for any other interim period.
In July 2006, Washington Mutual, Inc. announced its exit from the mutual fund management business and subsequently entered into a definitive agreement to sells its subsidiary, WM Advisor, Inc. Accordingly, the results of its operations have been removed from the Company’s results of continuing operations for the six months ended June 30, 2006 and 2005 (See Note 3 to the financial statements in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, Discontinued Operations). For the years ended December 31, 2005, 2004 and 2003, results are presented as disclosed in our 2005 Annual Report on Form 10-K/A.

	Six months ended
	June 30,		Year ended December 31,

	2006	2005	2005	2004	2003

	(unaudited)
	($ in millions, except ratios and percentages)
Income statement data:
Net interest income	$4,176	$3,972	$7,886	$7,116	$7,629
Provision for loan and lease losses	306	47	316	209	42
Non-interest income	3,216	2,364	5,738	4,612	5,850
Non-interest expense	4,367	3,548	7,870	7,535	7,408
Income from discontinued operations, net of taxes	17	23	—	399	87
Net income	1,752	1,745	3,432	2,878	3,880
Balance sheet data (at period end):
Securities	$27,796	$19,248	$24,659	$19,219	$36,707
Loans held for sale	23,342	51,122	33,582	42,743	20,837
Loans held in portfolio	243,503	212,737	229,632	207,071	175,150
Mortgage servicing rights	9,162	5,730	8,041	5,906	6,354
Goodwill	8,339	6,196	8,298	6,196	6,196
Assets	350,884	323,196	343,573	307,581	275,178
Deposits	204,558	184,317	193,167	173,658	153,181
Securities sold under agreements to repurchase	19,866	14,089	15,532	15,944	28,333
Advances from Federal Home Loan Banks	55,311	71,534	68,771	70,074	48,330
Other borrowings	27,995	20,752	23,777	18,498	15,483
Stockholders’ equity	26,131	22,013	27,279	20,889	19,405

	Six months ended
	June 30,		Year ended December 31,

	2006	2005	2005	2004	2003

	(unaudited)
	($ in millions, except ratios and percentages)
Other financial data:
Profitability
Return on average assets(1)	1.01%	1.11%	1.05%	1.01%	1.37%
Return on average common equity(1)	12.97	16.23	14.84	14.26	19.17
Net interest margin	2.70	2.80	2.67	2.82	3.11
Efficiency ratio(1)(2)	59.08	55.99	57.76	64.25	54.96
Asset Quality
Nonperforming assets/total assets (3)(4)	0.62%	0.53%	0.57%	0.58%	0.70%
Allowance as a percentage of total loans held in portfolio(3)	0.68%	0.58%	0.74%	0.63%	0.71%
Net charge offs	$220	$77	$244	$135	$309
Capital Adequacy (at period end)
Stockholders’ equity/total assets	7.45%	6.81%	7.94%	6.79%	7.05%
Tangible equity(5)/total tangible assets(5)	5.84	5.02	5.62	4.94	5.16
Estimated total risk-based capital/risk- weighted assets(6)	11.26	10.94	10.80	11.20	10.74

(1)	Includes income from continuing and discontinued operations.

(2)	Based on continuing operations.

(3)	At period end.

(4)	Excludes non-accrual loans held for sale.

(5)	Excludes unrealized net gain/loss on available-for-sale securities and derivatives, goodwill and intangible assets, but includes MSR. These adjustments are applied to both the numerator and the denominator.

(6)	Estimate of what the total risk-based capital ratio would be if we were a bank holding company subject to Federal Reserve Board capital requirements.

Risk factors
An investment in the depositary shares is subject to certain risks. You should carefully consider the risks described below and the “Risk Factors” included in our Annual Report on Form 10-K/ A for the year ended December 31, 2005, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.
Our Ability to Pay Dividends on and Redeem the Series K Preferred Stock Will Depend Upon the Operations of Our Subsidiaries
We are a holding company and our principal source of cash is dividends and other distributions from our banking and non-banking operating subsidiaries. If we are unable to receive dividends from our operating subsidiaries, we may not be able to pay dividends on our Series K Preferred Stock (and indirectly, the depositary shares). Federal laws and regulations limit the amount of dividends and other distributions that our banking subsidiaries, Washington Mutual Bank and Washington Mutual Bank fsb, are permitted to pay or make, and, under certain circumstances, prior approval from the Office of Thrift Supervision (the “OTS”) may be required in connection with the payment of a dividend or the making of a distribution by those subsidiaries to us. Each of Washington Mutual Bank and Washington Mutual Bank fsb has a policy to remain well capitalized in order to meet capital adequacy requirements under federal law and, accordingly, generally would not pay dividends to the extent payment of the dividend would result in it not being well-capitalized. See “Business— Regulation and Supervision” in our Annual Report on Form 10-K/A for the year ended December 31, 2005 incorporated by reference in this prospectus supplement and the accompanying prospectus.
In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the Series K Preferred Stock will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.
Dividends on the Series K Preferred Stock are Non-cumulative
Dividends on the Series K Preferred Stock are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the Series K Preferred Stock (and indirectly, holders of depositary shares) will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series K Preferred Stock. Our board of directors may determine that it would be in our best interest to pay less than the full amount of the stated dividends on the Series K Preferred Stock or no dividend for any quarter even if funds are available. Factors that would be considered by our board of directors in making this determination are our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as our board of directors may deem relevant.

Risk factors

The Series K Preferred Stock is Equity and is Subordinate to our Existing and Future Indebtedness
The shares of Series K Preferred Stock are equity interests in Washington Mutual, Inc. and do not constitute indebtedness. As such, they will rank junior to all indebtedness and other non-equity claims on Washington Mutual, Inc. with respect to assets available to satisfy claims on Washington Mutual, Inc., including in a liquidation of Washington Mutual, Inc. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series K Preferred Stock dividends are payable only if, when and as declared by our board of directors out of lawfully available funds.
Investors Should Not Expect Us to Redeem Shares of the Series K Preferred Stock on the Date They First Become Redeemable or on any Particular Date After They Become Redeemable
The shares of Series K Preferred Stock are perpetual equity securities. They have no maturity or mandatory redemption date and are not redeemable at the option of investors. By their terms, the Series K Preferred Stock may be redeemed by us at our option either in whole or in part on or after the dividend payment date in September, 2011. Any decision we may make at any time to redeem shares of Series K Preferred Stock will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Series K Preferred Stock, once issued, is subject to important limitations, which are described below. Accordingly, investors should not expect us to redeem the shares of Series K Preferred Stock on the date they first become redeemable or on any particular date thereafter.
At or prior to initial issuance of the Series K Preferred Stock, we will enter into the Replacement Capital Covenant, which will limit our right to redeem or repurchase the Series K Preferred Stock. In the Replacement Capital Covenant, we covenant to redeem or repurchase the Series K Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than designated percentages of the net cash proceeds that we or our subsidiaries have received during the 180 days prior to such redemption or repurchase from the issuance of our common stock, non-cumulative perpetual preferred stock or certain other securities or combinations of securities satisfying the requirements of the Replacement Capital Covenant.
Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the Series K Preferred Stock and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from qualifying securities sufficient for that purpose.
The Series K Preferred Stock Will Have Limited Voting Rights
Holders of the Series K Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders will have limited voting rights in the event of non-payments of dividends under certain circumstances and with respect to certain fundamental changes in the terms of the Series K Preferred Stock, certain other matters or as otherwise required by law. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series K Preferred Stock.

Risk factors

General Market Conditions and Unpredictable Factors Could Adversely Affect Market Prices for the Depositary Shares
There can be no assurance about the market prices for the depositary shares. A number of factors, some of which are beyond our control, will influence the market value of the depositary shares. Factors that might influence the market value of the depositary shares include:

▶	whether dividends have been declared and are likely to be declared on the Series K Preferred Stock from time to time;

▶	our creditworthiness;

▶	the market for similar securities; and

▶	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.
Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the depositary shares.
The Series K Preferred Stock and the Related Depositary Shares May Not Have an Active Trading Market
The shares of Series K Preferred Stock and the related depositary shares are new issues with no established trading market. Although we have applied to have the depositary shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. In addition, the difference between bid and asked prices in any secondary market could be substantial. We do not expect that there will be any separate public trading market for the Series K Preferred Stock, except as represented by the depositary shares.
Holders of Depositary Shares or the Series K Preferred Stock May Not Receive the Dividends Received Deduction
Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series K Preferred Stock or depositary shares to qualify as dividends for U.S. federal income tax purposes. In that event, distributions on the Series K Preferred Stock or depositary shares would not be eligible for the dividends received deduction. See “Certain United States Federal Income Tax Considerations— Dividends.” If any distributions on the Series K Preferred Stock or the depositary shares with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.
Restrictions on Dividend Payments
On March 7, 2006, Washington Mutual Preferred Funding (Cayman) I Ltd. issued $750,000,000 of 7.25% Perpetual Non-cumulative Preferred Securities (the “Fixed Rate Preferred Securities”) and Washington Mutual Preferred Funding Trust I issued $1,250,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (the “Floating Rate Preferred Securities”). Payments to investors in respect of the Fixed Rate Preferred Securities and the Floating Rate Preferred Securities are funded by distributions on securities, which we refer to as the “LLC Preferred Securities”, issued by Washington Mutual Preferred Funding LLC, one of our indirect subsidiaries.

Risk factors

If for any dividend period full dividends are not paid in respect of the LLC Preferred Securities, the Fixed Rate Preferred Securities or the Floating Rate Preferred Securities, then we generally will be prohibited from declaring or paying any dividends or other distributions, or redeeming, purchasing or acquiring, any of our capital securities, including the Series K Preferred Stock, during the next succeeding dividend period applicable to any of the LLC Preferred Securities, the Fixed Rate Preferred Securities and the Floating Rate Preferred Securities.

Special note regarding forward-looking statements
This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”.
Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. They may include projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying or relating to the foregoing. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. Management does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond management’s control or its ability to accurately forecast or predict their significance, which could cause actual conditions, events or results to differ materially from those described in the forward-looking statements. Significant among these factors are the following:

▶	volatile interest rates that impact the mortgage banking business;

▶	rising interest rates, unemployment and decreases in housing prices;

▶	risks related to the option adjustable-rate mortgage product;

▶	risks related to sub-prime lending;

▶	risks related to the integration of the card services business;

▶	risks related to credit card operations;

▶	changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;

▶	competition from banking and non-banking companies;

▶	general business and economic conditions, including movements in interest rates, the slope of the yield curve and the potential over-extension of housing prices in certain geographic markets; and

▶	negative public opinion that impacts our reputation.
Each of these factors may significantly impact our businesses, operations, activities, financial condition, results of operations and prospects in significant ways and may be beyond our ability to anticipate or control, and could cause actual results to differ materially from the outcomes described in the forward-looking statements. These factors are described in greater detail in “Business— Factors That May Affect Future Results” in our 2005 Annual Report on Form 10-K/ A.

Use of proceeds
We expect to receive net proceeds from this offering of approximately $492,085,000, after expenses and underwriting commissions. We intend to use these net proceeds for general corporate purposes, which may include, among other things, the repurchase of shares of our common stock.

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends
The following table shows our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing net income plus all applicable income taxes plus fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred dividends has been computed by dividing net income plus all applicable income taxes plus fixed charges, by fixed charges and preferred dividend requirements.
Fixed charges consist of interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed. The preferred dividend requirements represent the pretax earnings which would have been required to cover the dividend requirements on our preferred stock outstanding.

	Six months
	ended June 30,		Year ended December 31,

	2006	2005	2005	2004	2003	2002	2001

Earnings to Fixed Charges:
Including interest on deposits	1.49	1.82	1.69	1.90	2.29	2.03	1.60
Excluding interest on deposits	1.95	2.53	2.31	2.69	3.39	2.89	1.97
Earnings to Combined Fixed Charges and Preferred Dividends:
Including interest on deposits	1.49	1.82	1.69	1.90	2.29	2.03	1.60
Excluding interest on deposits	1.95	2.53	2.31	2.69	3.39	2.88	1.96

Capitalization
The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2006:

▶	on an actual basis; and

▶	as adjusted to give effect to the issuance and sale of the Series K Preferred Stock.
You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2006

	Actual	As adjusted

	($ in millions)
Deposits	$204,558	204,558
Federal funds purchased and commercial paper	6,138	6,138
Securities sold under agreement to repurchase	19,866	19,866
Advances from Federal Home Loan Banks	55,311	55,311
Other borrowings	27,995	27,995
Other liabilities	8,926	8,926
Minority interests	1,959	1,959

Total liabilities	324,753	324,753
Stockholders’ equity	26,131	26,631

Preferred stock	—	500
Common stock	—	—
Capital surplus— common stock	6,596	6,596
Accumulated other comprehensive loss	(599)	(599)
Retained earnings	20,134	20,134
Total liabilities and stockholders’ equity	$350,844	351,344

Description of Series K Preferred Stock
The depositary will be the sole holder of the Series K Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series K Preferred Stock shall mean the depositary. Notwithstanding the foregoing, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series K Preferred Stock, as described under “Description of Depositary Shares.”
This prospectus supplement summarizes specific terms and provisions of the Series K Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of Capital Stock— Preferred Stock” section of the accompanying prospectus. The following summary of the terms and provisions of the Series K Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Articles of Incorporation and the Articles of Amendment creating the Series K Preferred Stock, which will be included as exhibits to a document that we will file with the Securities and Exchange Commission (the “SEC”).
GENERAL
We have authorized the issuance of up to 600 shares of our Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share. The Series K Preferred Stock will be represented by depositary shares each representing 1/40,000th of a share of Series K Preferred Stock (equivalent to a liquidation preference of $25 per depository share). The holders of the Series K Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any of our other securities. The Series K Preferred Stock is perpetual and will not be convertible into shares of our common stock or any other class or series of our capital stock, and will not be subject to any sinking fund or other obligation for its repurchase or retirement.
As described in the accompanying prospectus, we may from time to time, without notice to or the consent of holders of the Series K Preferred Stock, issue additional shares of preferred stock.
If we fail to pay, or declare and set aside for payment, full dividends on the Series K Preferred Stock or any other class or series of Parity Securities (as defined below) having similar voting rights (“Voting Parity Securities”) for six dividend periods or their equivalent, the authorized number of directors on our board will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series K Preferred Stock, voting together as a single and separate class with the holders of any outstanding Voting Parity Securities, will have the right to elect two directors in addition to the directors then in office at our next annual meeting of shareholders.
The Series K Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with our Series I Preferred Stock and Series J Preferred Stock and each other class or series of preferred stock we may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series K Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”) and (ii) senior to our common stock, our Series RP Preferred Stock and each other class of capital stock we may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series K Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution (collectively referred to as “Junior Securities”). As of the date of this prospectus supplement, no class or series of our preferred stock is outstanding.
We may, from time to time, without notice to or the consent of the holders of the Series K Preferred Stock, authorize additional shares of Series K Preferred Stock.

Description of Series K Preferred Stock

DIVIDENDS
Dividends on the Series K Preferred Stock will be payable, if, when and as declared by our board of directors out of legally available funds, on a non-cumulative basis on the $1,000,000 per share liquidation preference, at an annual rate equal to the greater of (i) 3-Month USD LIBOR for the related dividend period, plus 0.70%, or (ii) 4.00%. Subject to the foregoing, dividends will be payable in arrears on March 15, June 15, September 15 and December 15 of each year commencing on December 15, 2006 or, if any such day is not a Business Day, the next Business Day (each, a “Dividend Payment Date”). Each dividend will be payable to holders of record as they appear on our stock register on the first day of the month in which the relevant Dividend Payment Date occurs. Each period from and including a Dividend Payment Date (or the date of the issuance of the Series K Preferred Stock) to but excluding the following Dividend Payment Date (or the Redemption Date) is herein referred to as “Dividend Period.” Dividends payable for each Dividend Period will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest will be paid on any dividend payment on Series K Preferred Stock paid later than the scheduled Dividend Payment Date.
Dividends on the Series K Preferred Stock are non-cumulative. Accordingly, if our board of directors does not declare a dividend on the Series K Preferred Stock or declares less than a full dividend in respect of any Dividend Period, the holders of the Series K Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Series K Preferred Stock or our common stock or any other class or series of our preferred stock.
If full dividends on all outstanding shares of the Series K Preferred Stock for any Dividend Period have not been declared and paid, we will be prohibited from declaring or paying dividends with respect to, or redeeming, purchasing or acquiring any of, our Junior Securities during the next succeeding Dividend Period, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan, and (ii) any declaration of a dividend in connection with any stockholder’s rights plan, including with respect to our Series RP Preferred Stock, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto. If dividends for any Dividend Payment Date are not paid in full on the shares of the Series K Preferred Stock and there are issued and outstanding shares of Parity Securities for which such Dividend Payment Date is also a scheduled dividend payment date, then all dividends declared on shares of the Series K Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends per share on the shares of the Series K Preferred Stock and all such Parity Securities otherwise payable on such date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.
In this prospectus supplement, we use several terms that have special meanings relevant to calculating dividend payments and other terms of the Series K Preferred Stock. We define these terms as follows:
“3-Month USD LIBOR” means, with respect to any Dividend Period, a rate determined on the basis of the offered rates for three-month U.S. dollar deposits, commencing on the first day of such Dividend Period, which appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Dividend Period. If on any LIBOR Determination Date no rate appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time,

Description of Series K Preferred Stock

we or an affiliate of ours on our behalf will on such LIBOR Determination Date request four major reference banks in the London interbank market selected by us to provide us with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the first day of such Dividend Period, are offered by them to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to that which is representative for a single transaction in such market at such time. If at least two such quotations are provided, 3-Month USD LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest ..00001 of 1%) of such quotations as calculated by us. If fewer than two quotations are provided, 3-Month USD LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted as of approximately 11:00 am., New York time, on the first day of such Dividend Period by three major banks in New York City, New York selected by us for loans in U.S. dollars to leading European banks, for a three-month period commencing on the first day of such Dividend Period and in a principal amount of not less than $1,000,000; provided, however, that, if the banks selected by us are not quoting as mentioned in this sentence, 3-Month USD LIBOR for such Dividend Period will be the 3-Month USD LIBOR determined with respect to the immediately preceding Dividend Period.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Seattle, Washington are generally required or authorized by law to be closed.
“LIBOR Business Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.
“LIBOR Determination Date” means, as to each Dividend Period, the date that is two LIBOR Business Days prior to the first day of such Dividend Period.
“Redemption Date” means any date that is designated by us in a notice of redemption as described below under “—Redemption.”
“US LIBOR Telerate Page 3750” means the display page of Moneyline’s Telerate Service designated as 3750 (or any successor page or service for the purpose of displaying rates comparable to 3-Month USD LIBOR).
Subject to the foregoing, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors, may be declared and paid on our common stock and any other Junior Securities from time to time out of any assets legally available for such payment, and the holders of Series K Preferred Stock shall not be entitled to participate in any such dividend.
MATURITY
The Series K Preferred Stock will be perpetual unless redeemed by us as described below under “—Redemption.”
REDEMPTION
The Series K Preferred Stock will not be redeemable at the option of the holders at any time, and the Series K Preferred Stock will not be subject to any sinking fund or other obligation for its repurchase or retirement.
Subject to a covenant in favor of certain of our debtholders limiting our right to repurchase or redeem the Series K Preferred Stock as described below under “—Restriction on Redemption or Repurchases” and applicable legal and regulatory limitations, we may at our option redeem the Series K Preferred Stock in whole or in part at any time, or from time to time, on or after September 15, 2011 (or, in the

Description of Series K Preferred Stock

event that September 15, 2011 is not a Business Day, the next Business Day). Such redemption shall be at a cash redemption price of $1,000,000 per share, plus any declared and unpaid dividends to the Redemption Date, without accumulation of any undeclared dividends.
We will mail notice of any such redemption to each holder of record of the Series K Preferred Stock, not less than 30 nor more than 60 days prior to the Redemption Date specified in such notice.
RESTRICTION ON REDEMPTION OR REPURCHASES
At or prior to the initial issuance of shares of Series K Preferred Stock, we will enter into a “Replacement Capital Covenant” relating to the Series K Preferred Stock. The Replacement Capital Covenant will only benefit holders of Covered Debt (as defined below) and will not be enforceable by holders of Series K Preferred Stock or depositary shares. However, the Replacement Capital Covenant could preclude us from redeeming or repurchasing shares of Series K Preferred Stock at a time we might otherwise wish to do so.
In the Replacement Capital Covenant, we will covenant to redeem or repurchase shares of Series K Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than designated percentages of the net cash proceeds that we or our subsidiaries have received during the 180 days prior to the redemption or repurchase from the issuance of our common stock, non-cumulative perpetual preferred stock or certain other securities or combinations of securities satisfying the requirements of the Replacement Capital Covenant.
Our ability to raise proceeds from qualifying securities during the six months prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such times as well as the acceptability to prospective investors of the terms of such qualifying securities.
Our covenants in the Replacement Capital Covenant will run in favor of persons that buy, hold or sell our indebtedness during the period that such indebtedness is “Covered Debt,” which is currently comprised of our 4.625% Subordinated Notes due 2014 bearing CUSIP No. 939322AN3. Other debt will replace our Covered Debt under the Replacement Capital Covenant on the earlier to occur of (i) the date two years prior to the maturity of the existing Covered Debt, (ii) the date of a redemption or repurchase of the existing Covered Debt in an amount such that the outstanding principal amount of the existing Covered Debt is or will become less than $100 million, or (iii) if such Covered Debt is senior debt, the date on which we issue subordinated debt that is eligible to be Covered Debt.
The Replacement Capital Covenant will be subject to various additional terms and conditions and this description is qualified in its entirety by reference to the Replacement Capital Covenant, a copy of the form of which is available upon request from us. The Replacement Capital Covenant may be terminated if the holders of at least 51% of the principal amount of the Covered Debt so agree, or if we no longer have outstanding any long-term indebtedness that qualifies as Covered Debt, without regard to whether such indebtedness is rated by a nationally recognized statistical rating organization.
Subject to the limitations described above and the terms of any preferred stock ranking senior to the Series K Preferred Stock or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding shares of Series K Preferred Stock by tender, in the open market or by private agreement.
LIQUIDATION RIGHTS
In the event that Washington Mutual, Inc. voluntarily or involuntarily liquidates, dissolves or winds up, the holders of Series K Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000,000 per share of Series K Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for

Description of Series K Preferred Stock

distribution to its shareholders, before any distribution of assets is made to the holders of our common stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the holders of Series K Preferred Stock will not be entitled to any further participation in any distribution of assets by, and will have no right or claim to any remaining assets of, Washington Mutual, Inc.
In the event that our assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of Washington Mutual, Inc., whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series K Preferred Stock and the corresponding amounts payable on any Parity Securities, the holders of Series K Preferred Stock and the holders of such other Parity Securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
For such purposes, Washington Mutual’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into it, or the sale of all or substantially all of Washington Mutual’s property or business, will not be deemed to constitute its liquidation, dissolution, or winding-up.
VOTING RIGHTS
Except as provided below, the holders of the Series K Preferred Stock will have no voting rights.
Washington State law attaches mandatory voting rights to classes or series of shares that are affected by certain amendments to the articles of incorporation. The holders of the outstanding shares of a class or series are entitled to vote as a separate voting group if shareholder voting is otherwise required by Washington State law and if the amendment would:

▶	increase the aggregate number of authorized shares of the class or series;

▶	effect an exchange or reclassification of all or part of the issued and outstanding shares of the class or series into shares of another class or series, thereby adversely affecting the holders of the shares so exchanged or reclassified;

▶	change the rights, preferences, or limitations of all or part of the issued and outstanding shares of the class or series, thereby adversely affecting the holders of shares of the class or series;

▶	change all or part of the issued and outstanding shares of the class or series into a different number of shares of the same class or series, thereby adversely affecting the holders of shares of the class or series;

▶	create a new class or series of shares having rights or preferences with respect to dividends or other distributions or to dissolution that are, or upon designation by the board of directors may be, prior, superior, or substantially equal to the shares of the class or series;

▶	increase the rights or preferences with respect to distributions, or on liquidations or dissolution, or the number of authorized shares of any class or series that, after giving effect to the amendment, has rights or preferences with respect to distributions, or on liquidations or dissolution that are, or upon designation by the board of directors may be prior, superior, or substantially equal to the shares of the class or series;

▶	limit or deny an existing pre-emptive right of all or part of the shares of the class or series;

▶	cancel or otherwise adversely affect rights to distributions that have accumulated but not yet been declared on all or part of the shares of the class or series; or

Description of Series K Preferred Stock

▶	effect a redemption or cancellation of all or part of the shares of the class or series in exchange for cash or any other form of consideration other than shares of the corporation.
Holders of the outstanding shares of a class or series of stock are entitled under Washington law to vote as a separate voting group with respect to a merger or share exchange if shareholder voting is otherwise required by Washington law and if, as a result of the merger or share exchange, holders of a part or all of the class or series would hold or receive:

▶	shares of any class or series of the surviving or acquiring corporation, or of any parent corporation of the surviving corporation, and either (i) that class or series has a greater number of authorized shares than the class or series held by the holders, or (ii) there is a change in the number of shares held by the holders or in the rights, preferences or limitations of the shares or the class or series and the change adversely affects the holders;

▶	shares of any class or series of the surviving or acquiring corporation, or of any parent corporation of the surviving corporation, and such holders would be, as compared to their circumstances prior to the merger or exchange, adversely affected by the creation, existence, number of authorized shares or rights or preferences of another series that may be prior, superior or substantially equal to the shares to be received by such holders; or

▶	cash or any other property other than shares of the surviving or acquiring corporation or of any parent corporation of the surviving corporation.
Under Washington law, if any class or series of shares is entitled to vote as a group in connection with an amendment of the articles, a merger or a share exchange, such class or series and any other classes or series affected in a substantially similar way will vote together as a single voting group unless otherwise provided by the articles or by the board of directors.
Washington law permits these statutory voting rights to be expanded or, in certain circumstances, limited in the designation of the terms of a class or series. The statutory voting rights of the holders of Series K Preferred Stock will be expanded and, in certain circumstances, limited as described below.
If after issuance of the Series K Preferred Stock we fail to pay, or declare and set aside for payment, full dividends on the Series K Preferred Stock or any other class or series of Voting Parity Securities for six Dividend Periods or their equivalent, the authorized number of our directors will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series K Preferred Stock, voting together as a single and separate class with the holders of any outstanding Voting Parity Securities, will have the right to elect two directors in addition to the directors then in office at our next annual meeting of shareholders. This right will continue at each subsequent annual meeting until we pay dividends in full on the Series K Preferred Stock and any Voting Parity Securities for three consecutive Dividend Periods or their equivalent and pay or declare and set aside for payment dividends in full for the fourth consecutive Dividend Period or its equivalent.
The term of such additional directors will terminate, and the total number of directors will be decreased by two after we pay dividends in full for three consecutive Dividend Periods or their equivalent and declare and pay or set aside for payment dividends in full on the Series K Preferred Stock and any Voting Parity Securities for the fourth consecutive Dividend Period or its equivalent or, if earlier, upon the redemption of all Series K Preferred Stock. After the term of such additional directors terminates, the holders of the Series K Preferred Stock will not be entitled to elect additional directors unless full dividends on the Series K Preferred Stock have again not been paid or declared and set aside for payment for six future Dividend Periods.

Description of Series K Preferred Stock

Any additional director elected by the holders of the Series K Preferred Stock and the Voting Parity Securities may only be removed by the vote of the holders of record of the outstanding Series K Preferred Stock and Voting Parity Securities, voting together as a single and separate class, at a meeting of our shareholders called for that purpose. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding Series K Preferred Stock and Voting Parity Securities, voting together as a single and separate class.
So long as any shares of Series K Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Series K Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Series K Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Washington law:

▶	any amendment, alteration or repeal of any provision of our amended and restated Articles of Incorporation (including the Articles of Amendment creating the Series K Preferred Stock) or our bylaws that would alter or change the voting powers, preferences or special rights of the Series K Preferred Stock so as to affect them adversely;

▶	any amendment or alteration of our amended and restated Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of our capital stock ranking prior to the Series K Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or our winding-up; or

▶	the consummation of a binding share exchange or reclassification involving the Series K Preferred Stock or a merger or consolidation of us with another entity, except holders of Series K Preferred Stock will have no right to vote under this provision or otherwise under Washington law if in each case (i) the Series K Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series K Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series K Preferred Stock, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series K Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible in to preferred stock ranking equally with and/or junior to the Series K Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series K Preferred Stock and, notwithstanding any provision of Washington law, holders of Series K Preferred Stock will have no right to vote on such an increase.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series K Preferred Stock for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series K

Description of Series K Preferred Stock

Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series K Preferred Stock to effect such redemption.
SERIES I PREFERRED STOCK AND SERIES J PREFERRED STOCK
While we currently have no outstanding shares of preferred stock, we have authorized the issuance of our Series I Preferred Stock and Series J Preferred Stock.
Pursuant to an issuance by Washington Mutual Preferred Funding Trust I of $1,250,000,000 of Fixed-to-Floating Rate Perpetual Non-cumulative Trust Securities (the “Trust Securities”), if so directed by the OTS following the occurrence of an Exchange Event (as defined below), each Trust Security will be automatically exchanged for a like amount of depositary shares each representing 1/1000th of a share of our Series I Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share (the “Series I Preferred Stock”).
Pursuant to an issuance by Washington Mutual Preferred Funding (Cayman) I Ltd. of $750,000,000 of 7.25% Perpetual Non-cumulative Preferred Securities (the “WaMu Cayman Preferred Securities”), if so directed by the OTS following the occurrence of an Exchange Event, each WaMu Cayman Preferred Security will be automatically exchanged for a like amount of depositary shares representing 1/1000th of a share of our Series J Perpetual Non-cumulative Fixed Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share (the “Series J Preferred Stock”).
“Exchange Event” means (i) Washington Mutual Bank becoming “undercapitalized” under the OTS’ “prompt corrective action” regulations, (ii) Washington Mutual Bank being placed into conservatorship or receivership or (iii) the OTS, in its sole discretion, directing such exchange in anticipation of Washington Mutual Bank becoming “undercapitalized” in the near term or taking supervisory action that limits the payment of dividends, as applicable, by Washington Mutual Bank, and in connection therewith, directs such exchange.
Any Series I Preferred Stock or Series J Preferred Stock issued at the direction of the OTS following the occurrence of an Exchange Event would rank on a parity with the Series K Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution.
WITHDRAWAL OF SERIES K PREFERRED STOCK FROM DEPOSITARY
Unless the related Depositary Shares have previously been called for redemption, any holder of a Receipt or Receipts representing any number of whole shares of Series K Preferred Stock (or such holder’s duly authorized attorney) may withdraw the number of whole shares of Series K Preferred Stock underlying such Depositary Shares and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals. If such holder’s Depositary Shares are being held by the Depositary Trust Company or its nominee, such holder shall request withdrawal from the book-entry system of the number of Depositary Shares specified in the preceding sentence.
REGISTRAR
Mellon Investor Services LLC will be the registrar, dividend disbursing agent and redemption agent for the Series K Preferred Stock.

Description of depositary shares
In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book Entry Issuance” section of this prospectus supplement.
This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series K Preferred Stock; terms that apply generally to all our preferred stock issued in the form of depositary shares (including the depositary shares offered in this prospectus supplement) are described in the “Description of Depositary Shares” section of the accompanying prospectus.
The following summary is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement, the form of depositary receipts, which contain the terms and provisions of the depositary shares, and our articles of incorporation and articles of amendment.
GENERAL
Each depositary share will represent a 1/40,000th interest in one share of Series K Preferred Stock. The depositary shares will be evidenced by depositary receipts. The shares of Series K Preferred Stock underlying the depositary shares will be deposited with Mellon Investor Services LLC, as depositary, under a deposit agreement to be entered into on or before the closing date (the “Deposit Agreement”), among us, the depositary, the registrar appointed thereunder and all holders from time to time of depositary receipts issued by the depositary thereunder.
The depositary will act as transfer agent and registrar and paying agent with respect to the depositary shares.
The depositary’s office at which the depositary receipts will be administered is located at 480 Washington Boulevard, Jersey City, New Jersey 07310.
Purchasers may hold depositary shares either directly or indirectly through their broker or other financial institution. If a purchaser holds depositary shares directly, by having depositary shares registered in its name on the books of the depositary, the purchaser is a depositary receipt holder. If a purchaser holds the depositary shares through a broker or financial institution nominee, the purchasers must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section.
DIVIDENDS AND OTHER DISTRIBUTIONS
The depositary will distribute all cash dividends or other cash distributions received in respect of the Series K Preferred Stock to the record holders of depositary shares in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series K Preferred Stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Description of depositary shares

REDEMPTION OF DEPOSITARY SHARES
If the Series K Preferred Stock underlying the depositary shares is redeemed, in whole or in part, a corresponding number of depositary shares will be redeemed with the proceeds received by the depositary from the redemption of the Series K Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40,000th of the applicable redemption price per share payable in respect of such Series K Preferred Stock. If less than all the Series K Preferred Stock is redeemed, depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
After the date fixed for redemption (which will be the same date as the redemption date for the Series K Preferred Stock, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.
AMENDMENT OF DEPOSIT AGREEMENT
The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary receipts then outstanding. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.
CHARGES OF DEPOSITARY
We will pay the charges of the depositary in connection with the initial deposit of the Series K Preferred Stock, the initial issuance of the depositary shares and any redemption of the Series K Preferred Stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts. All other charges and expenses of the depositary and of any registrar incident to the performance of their respective obligations arising from the depositary arrangements will be paid by us only after prior consultation and agreement between the depositary and us and consent by us to the incurrence of such expenses, which consent will not be unreasonably withheld.
MISCELLANEOUS
The depositary will forward to the holders of the depositary shares all reports and communications from us that we would be required to furnish to the holders of the Series K Preferred Stock.
Neither the depositary nor we will be liable if it or we are prevented or delayed by law or any circumstances beyond its or our control in performing our respective obligations under the Deposit Agreement. Our obligations and the obligations of the depositary under the Deposit Agreement will be limited to performance in good faith of our respective duties thereunder, and neither we nor the depositary will be obligated to prosecute or defend any legal proceedings in respect of any depositary shares or the Series K Preferred Stock unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or independent accountants, or information provided by persons presenting Series K Preferred Stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Description of depositary shares

RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF DEPOSIT AGREEMENT
The depositary may resign at any time by delivering to us notice of its resignation and we may at any time remove the depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. Upon termination of the Deposit Agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except that the depositary will continue to collect dividends and other distributions pertaining to Series K Preferred Stock and will continue to deliver Series K Preferred Stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property in exchange for depositary receipts surrendered. At a time after the expiration of three years from the date of termination, the depositary may sell the Series K Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts. After making such sale, the depositary will be discharged from all obligations under the Deposit Agreement, except to account for such proceeds.
VOTING THE SERIES K PREFERRED STOCK
When the depositary receives notice of any meeting at which the holders of the Series K Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series K Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series K Preferred Stock, may instruct the depositary to vote the amount of the Series K Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will try, if practical, to vote the amount of the Series K Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series K Preferred Stock, it will not vote the amount of Series K Preferred Stock, represented by such depositary shares.
LISTING
The depositary shares have been approved for listing on the New York Stock Exchange under the symbol “WM PrK”, subject to official notice of issuance. Trading is expected to begin within 30 days of September 18, 2006, the original issue date. We do not expect that there will be any separate public trading market for the shares of the Series K Preferred Stock, except as represented by the depositary shares.
FORM OF PREFERRED STOCK AND DEPOSITARY SHARES
The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” in this prospectus supplement. The Series K Preferred Stock will be issued in registered form to the depositary.

Book-entry issuance
The Depository Trust Company (“DTC”) will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.
DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued.
DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.
We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.
Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to

Book-entry issuance

direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).
We will make distribution payments on the Series K Preferred Stock, and the depositary will then make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.
DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary).
We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.
“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.
“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the National Association of Securities Dealers, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.
“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

Certain United States federal income tax consequences
The following summary describes certain United States federal income tax consequences of the ownership of our depositary shares as of the date hereof. The discussion set forth below is applicable to United States Holders (as defined below). Except where noted, this summary deals only with depositary shares held as capital assets. As used herein, the term “United States Holder” means a holder of depositary shares that is for United States federal income tax purposes:

▶	an individual citizen or resident of the United States;

▶	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

▶	an estate the income of which is subject to United States federal income taxation regardless of its source; or

▶	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

▶	a dealer in securities or currencies;

▶	a financial institution;

▶	a regulated investment company;

▶	a real estate investment trust;

▶	an insurance company;

▶	a tax-exempt organization;

▶	a person holding our depositary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

▶	a trader in securities that has elected the mark-to-market method of accounting for your securities;

▶	a person liable for alternative minimum tax;

▶	a person who owns 10% or more of our voting stock;

▶	a partnership or other pass-through entity for United States federal income tax purposes; or

▶	a person whose “functional currency” is not the United States dollar.
The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.
If a partnership holds our depositary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our depositary shares, you should consult your tax advisors.

Certain United States federal income tax consequences

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our depositary shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.
Depositary Shares. If you hold depositary shares, for United States federal income tax purposes, you generally will be treated as the owner of the portion of Series K Preferred Stock represented by such depositary shares.
Dividends. Dividends on the Series K Preferred Stock will be dividends for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, and will be taxable as ordinary income. Although we expect that our current and accumulated earnings and profits will be such that all dividends paid with respect to the Series K Preferred Stock will qualify as dividends for United States federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any dividend paid on Series K Preferred Stock exceeds our current and accumulated earnings and profits attributable to that share, the dividend will be treated first as a return of capital and will be applied against and reduce your adjusted tax basis (but not below zero) in that share of Series K Preferred Stock. This reduction in basis would increase any gain, or reduce any loss realized by you on the subsequent sale, redemption or other disposition of your Series K Preferred Stock. The amount of any such dividend in excess of your adjusted tax basis will then be taxed as capital gain. For purposes of the remainder of this discussion, it is assumed that dividends paid on the Series K Preferred Stock will constitute dividends for United States federal income tax purposes.
If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if the Series K Preferred Stock with respect to which the dividend is paid are held by you for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series K Preferred Stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to certain dividend arrearages.)
Under current law, if you are an individual, dividends received by you generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that you elect to treat the dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to you with respect to Series K Preferred Stock that are held by you for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Series K Preferred Stock became ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to certain dividend arrearages.)
In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, you may not count towards your holding period any period in which you (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of Series K Preferred Stock or substantially identical stock or securities, (b) are the grantor of an option to buy Series K Preferred Stock or substantially identical stock or securities or (c) otherwise have diminished your risk of loss by holding one or more other positions with respect to substantially similar or related property. The

Certain United States federal income tax consequences

United States Treasury Regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends-received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are advised to consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.
You should consider the effect of section 246A of the Code, which reduces the dividends-received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends-received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under section 1059 of the Code. You should consult your own tax adviser in determining the application of these rules in light of your particular circumstances.
Dispositions, Including Redemptions. A sale, exchange, redemption or other disposition of Series K Preferred Stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Series K Preferred Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Series K Preferred Stock exceeds one year. Under current law, if you are an individual, net long-term capital gain realized by you is subject to a reduced maximum tax rate of 15%. After December 31, 2010, the maximum rate is scheduled to return to the previously effective 20% rate. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding. In general, information reporting will apply to dividends in respect of our Series K Preferred Stock and the proceeds from the sale, exchange or redemption of our Series K Preferred Stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Underwriting
We are offering depositary shares each representing a 1/40,000th interest in a share of Series K Preferred Stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, Goldman, Sachs & Co., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of depositary shares listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC	7,400,000
Goldman, Sachs & Co.	3,700,000
Lehman Brothers Inc.	3,700,000
Morgan Stanley & Co. Incorporated	3,700,000
Banc of America Securities LLC	500,000
Credit Suisse Securities (USA) LLC	500,000
J.P. Morgan Securities Inc.	500,000

Total	20,000,000
The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them.
The depositary shares are offered subject to a number of conditions, including:

▶	receipt and acceptance of the depositary shares by the underwriters; and

▶	the underwriters’ right to reject orders in whole or in part.
The representatives have advised us that the underwriters intend to make a market in the depositary shares prior to commencement of trading on the New York Stock Exchange, but that they are not obligated to do so and may discontinue making a market at any time without notice. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
COMMISSIONS AND DISCOUNTS
The underwriters propose to offer the Depositary Shares directly to the public at the initial offering prices shown on the cover page of this prospectus supplement, and may offer a portion to certain dealers at that price less a selling concession of not more than $0.20 per share. The underwriters may allow, and the dealers may reallow, a concession of not more than $0.20 per share on sales to certain brokers and dealers. After the initial offering of the shares, the underwriters may vary the offering price and other selling terms.
The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters:

Per share	$0.375
Total	$7,500,000
We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $415,000.

Underwriting

INDEMNIFICATION AND CONTRIBUTION
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.
NYSE QUOTATION
The depositary shares have been approved for listing on the New York Stock Exchange under the symbol “WM PrK”, subject to official notice of issuance. Trading is expected to begin within 30 days of September 18, 2006, the original issue date.
NO SALES OF SIMILAR SECURITIES
We have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of any securities of Washington Mutual that are substantially similar to the Series K Preferred Stock or the depositary shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive Series K Preferred Stock, depositary shares or any substantially similar securities, during the period from the date of this prospectus supplement continuing through the earlier of (i) the date 30 days after the date of this prospectus supplement and (ii) the date on which the underwriters notify us that they have completed the distribution of the depositary shares, except with the prior written consent of the representatives of the underwriters.
PRICE STABILIZATION, SHORT POSITIONS
To facilitate the offering of the depositary shares, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the depositary shares, including:

▶	stabilizing transactions;

▶	short sales;

▶	purchases to cover positions created by short sales;

▶	imposition of penalty bids; and

▶	syndicate covering transactions.
Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriting

AFFILIATIONS
Certain of the underwriters and their affiliates may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they will be entitled to receive separate fees.

Validity of shares
The validity of the Series K Preferred Stock will be passed upon for us by Heller Ehrman LLP, Seattle, Washington and by Simpson Thacher & Bartlett LLP, New York, New York, and the validity of the depositary shares will be passed upon for us by Simpson Thacher & Bartlett LLP. The validity of the Series K Preferred Stock and the depositary shares will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely as to all matters of Washington State law upon the opinion of Heller Ehrman LLP.

Experts
The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Washington Mutual’s Annual Report on Form 10-K/A for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the completion of the distribution of the securities:

▶	Annual Report on Form 10K/ A for the year ended December 31, 2005;

▶	Quarterly Report on Form 10-Q/ A for the quarter ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006; and

▶	Current Reports on Form 8-K filed on January 23, 2006, February 7, 2006, February 21, 2006, February 27, 2006, March 9, 2006, April 10, 2006 (other than the information furnished under Item 7.01 including Exhibit 99.1), April 24, 2006 (other than the information furnished under Item 7.01 including Exhibit 99.1), June 28, 2006 and August 24, 2006.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Washington Mutual, Inc.
1301 Second Avenue
Seattle, Washington 98101
Telephone: 206-461-2000
We have also filed a registration statement (No. 333-130929) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.

PROSPECTUS
Debt Securities
Preferred Stock
Depositary Shares

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

▶	we may sell any of the following securities from time to time:

-	debt securities

-	preferred stock

-	depositary shares

▶	we will provide a prospectus supplement each time we issue the securities; and

▶	the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.
We may also issue common stock upon conversion or exchange of any of the securities listed above. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2006.

About this prospectus
This prospectus is part of a “shelf” registration statement that we have filed with the Securities Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information.”
We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
References in this prospectus to Washington Mutual, the Company, we, us and our are to Washington Mutual, Inc. (together with its subsidiaries) unless the context otherwise provides.
Where you can find additional information
We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the public reference room of the SEC at 100 F Street, N.E., Washington , D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.
The indentures pursuant to which the debt securities will be issued require us to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities:

▶	Our Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2004;

▶	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005;

▶	Current Reports on Form 8-K and 8-K/ A dated January 6, January 14, January 20, January 24, February 18, February 22, March 2, March 22, March 23, April 19, June 7, June 9, June 24, July 6, July 20, July 25, September 8, September 23, September 26, October 4 and October 27, 2005 and Items 1.01 and 9.01 and Exhibit 10.1 from the Current Reports on Form 8-K dated November 2 and December 23, 2005;

▶	The description of our capital stock contained in Item 5 of Current Report on Form 8-K dated November 29, 1994, and any amendment or report filed for the purpose of updating this description; and

▶	Form 8-A/12B dated February 8, 2001, as amended.
You may obtain a copy of these filings at no cost, by writing or telephoning us at 1201 Third Avenue, Seattle, Washington 98101, telephone (206) 461-3187, attention Investor Relations Department WMT0735.
You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.
Special note regarding forward-looking statements
This prospectus and the documents incorporated by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, such as “expects,” “anticipates,” “intends,” “plans,” “believes, “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” or “may.”
Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The factors are generally described in our most recent Form 10-K and Form 10-Q under the caption “Risk Factors.”

The company
With a history dating back to 1889, Washington Mutual is a financial services company committed to serving consumers and small- to medium-sized businesses. Based on our consolidated total assets at September 30, 2005, we were the largest thrift holding company in the United States and 7th largest among all U.S.-based bank and thrift holding companies.
Washington Mutual operates principally in California, Washington, Oregon, Illinois, Florida, Texas and the greater New York/ New Jersey metropolitan area, and has operations in 31 other states. We manage and report information concerning the Company’s activities, operations, products and services around four segments: the Retail Banking and Financial Services Group, the Home Loans Group (previously called the “Mortgage Banking Group”), the Commercial Group and, as of the quarter beginning October 1, 2005, Washington Mutual Card Services.

Use of proceeds
Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, acquisitions, and office expansions.
Ratio of earnings to fixed charges
The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

Year ended December 31,
					Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005

1.30	1.60	2.03	2.29	1.90	1.76
For purposes of this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on borrowings and deposits, and the estimated interest portion of rent expense.

Description of debt securities
The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which such general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.
The debt securities will be our general obligations. In the event that any series of debt securities will be subordinated to other securities that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Senior debt securities will be issued under the senior indenture dated as of August 10, 1999 between Washington Mutual, Inc. and The Bank of New York, as trustee, as supplemented by a first supplemental indenture dated as of August 1, 2002 and a second supplemental indenture dated as of November 20, 2002. References to the senior indenture in this prospectus will mean the senior indenture as supplemented. Subordinated debt securities will be issued under the subordinated indenture dated April 4, 2000 between us and The Bank of New York, as supplemented by the first supplemental indenture dated August 1, 2002, and a second supplemental indenture dated March 16, 2004. References to the subordinated indenture in this prospectus will mean the subordinated indenture as supplemented. Together the senior indenture and the subordinated indenture and the supplemental indentures thereto are called the “indentures.”
We have summarized selected provisions of the indentures below. The senior indenture and form of subordinated indenture have been filed as exhibits to the registration statement filed with the SEC and you should read the indentures for provisions that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indentures. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the indentures.
GENERAL
The indentures do not limit the aggregate principal amount of debt securities which may be issued under the indentures and provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by us or our subsidiaries.
Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations. The senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of ours. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness including our senior debt securities as described below under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement.
The debt securities are our obligations exclusively. Because our operations are currently conducted substantially through our subsidiaries, our cash flow and the consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds to us by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the debt securities or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment to us of dividends and certain loans and advances by our subsidiaries may be subject to certain statutory or contractual restrictions.

Payments are contingent upon the earnings of the subsidiaries, and are subject to various business considerations.
The debt securities will be effectively subordinated to all liabilities, including deposits, of our subsidiaries. At September 30, 2005, our subsidiaries had $190.41 billion of deposits and $103.80 billion of debt outstanding. Any right we may have to receive assets of a subsidiary upon its liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of a subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any liabilities of the subsidiary senior to liabilities held by us.
The debt securities may be issued in fully registered form without coupons (“registered securities”) or in the form of one or more global securities (each a “Global Security”). Registered securities that are book-entry securities will be issued as registered Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only registered securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for registered securities.
The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the Offered Debt Securities:

(1)	the title of the Offered Debt Securities;

(2)	whether the Offered Debt Securities are senior debt securities or subordinated debt securities;

(3)	the percentage of principal amount at which the Offered Debt Securities will be issued;

(4)	any limit on the aggregate principal amount of the Offered Debt Securities;

(5)	the date or dates on which the Offered Debt Securities will mature and the amount or amounts of any installment of principal payable on such dates;

(6)	the rate or rates (which may be fixed or variable) per year at which the Offered Debt Securities will bear interest, if any, or the method of determining such rate or rates and the date or dates from which such interest, if any, will accrue;

(7)	the date or dates on which interest, if any, on the Offered Debt Securities will be payable and the regular record dates for such payment dates;

(8)	the terms of any sinking fund and the obligation, if any, of ours to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions;

(9)	the portion of the principal amount of Offered Debt Securities that is payable upon declaration of acceleration of the maturity of the Offered Debt Securities;

(10)	whether the Offered Debt Securities will be issued in registered form without coupons, including temporary and definitive global form, and the circumstances, if any, upon which such Offered Debt Securities may be exchanged for Offered Debt Securities issued in a different form;

(11)	whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities;

(12)	whether and under what circumstances we will pay additional amounts to any holder of Offered Debt Securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether we will have the option to redeem rather than pay any additional amounts;

(13)	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the Offered Debt Securities shall be payable;

(14)	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our common stock, preferred stock, other debt securities or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(15)	if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(16)	any authenticating or paying agent, transfer agent or registrar;

(17)	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets; and

(18)	certain other terms, including our ability to satisfy and discharge our obligations under an indenture with respect to the Offered Debt Securities.
No service charge will be made for any transfer or exchange of the debt securities except for any tax or other governmental charge.
Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the indentures. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.
SUBORDINATION OF SUBORDINATED DEBT SECURITIES
Payment of the principal of (and premium, if any) and interest, if any, on the subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined herein). At September 30, 2005, we had an aggregate par value of $7.60 billion in Senior Debt and a par value of $3.83 billion in debt securities subordinate to Senior Debt (exclusive of our subsidiaries). The subordinated indenture does not limit or restrict our ability to incur additional Senior Debt, but certain of our other debt instruments contain such limitations.
In the event of any sale pursuant to any judgment or decree in any proceeding by or on behalf of any holder, or of any distribution, division or application of all or any part of our assets to our creditors by reason of any liquidation, dissolution or winding up of us or any receivership, insolvency, bankruptcy or similar proceeding relative to us or our debts or properties, then the holders of Senior Debt shall be preferred in the payment of their claims over the holders of the subordinated debt securities, and such Senior Debt shall be satisfied in full before any payment or other distribution (other than securities which are subordinate and junior in right of payment to the payment of all Senior Debt then outstanding) shall be made upon the subordinated debt securities. In the event that any subordinated debt security is declared or becomes due and payable before its maturity because of an occurrence of an event of default (under circumstances not described in the preceding sentence), no amount shall be paid in respect of the subordinated debt securities in excess of current interest payments, except sinking fund payments or at maturity, unless all Senior Debt then outstanding shall have been paid in full or payments satisfactory to the holders thereof provided therefor. During the continuance of any default on Senior Debt, no payments of principal, sinking fund, interest or premium shall be made with respect to any Subordinated Debt Security if either (i) notice of default has been given to us, provided judicial proceedings are commenced in respect thereof within 120 days, or (ii) judicial proceedings shall be pending in respect of such default. In the event that any subordinated debt security is declared or becomes due and payable before maturity, each holder of Senior Debt shall be entitled to notice of same and shall be entitled to declare payable on demand any Senior Debt outstanding to such holder.
“Debt” is defined in the indentures to include all indebtedness of ours or any Consolidated Subsidiary representing money borrowed, except indebtedness owed to us by any Consolidated Subsidiary or owed to any Consolidated Subsidiary by us or any other Consolidated Subsidiary, and includes indebtedness of any other person for money borrowed when such indebtedness is guaranteed by us or any Consolidated Subsidiary. The term “Debt” shall be deemed to include the liability of ours or any Consolidated Subsidiary in respect of any investment or similar certificate, except to the extent such certificates are pledged by purchasers as collateral for, and are offset by, receivables. “Senior Debt” is defined to mean all Debt of the Company except Subordinated Debt. “Subordinated Debt” is defined to mean Debt of ours which is subordinate and junior in right of payment to any Senior Debt of ours by the terms of the instrument creating or evidencing such Subordinate Debt and senior to the Junior Subordinated Notes. “Junior Subordinated Notes” is defined to mean our 8.36% Subordinated Notes due 2026, 8.375% Junior Subordinated Debentures due 2027, 9.33% Junior Subordinated Deferrable Interest Debentures due 2027, and 5.375% Subordinated Defeasible Interest Debentures due 2041.
Subordinated debt securities will rank on a parity with all other Subordinated Debt other than the Junior Subordinated Notes. Subordinated debt securities are senior to the Junior Subordinated Note and to our common stock and preferred stock, and will be senior to any other class of capital stock which may be authorized.
EXCHANGE, REGISTRATION AND TRANSFER
Registered securities (other than book-entry securities) of any series of Offered Debt Securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.
Debt securities may be presented for exchange as provided above, and registered securities (other than book-entry securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the prospectus supplement. No service charge will be charged for the transfer, but any tax or other governmental charge must be paid. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each Place of Payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.
In the event of any redemption in part, we will not be required to:

▶	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; or

▶	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see “Global Securities”.
PAYMENT AND PAYING AGENTS
Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on registered securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on registered securities will be made to the Person in whose name such registered security is registered at the close of business on the Regular Record Date for such interest.
Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of the trustee will be designated as our sole Paying Agent for payments with respect to Offered Debt Securities that are issuable solely as registered securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by us for the Offered Debt Securities will be named in a prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a Paying Agent in each Place of Payment for such series.
All moneys paid by us to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security or coupon will thereafter look only to us for payment thereof.
GLOBAL SECURITIES
The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a “U.S. Depositary”) or a common depositary located outside the United States (a “Common Depositary”) identified in the prospectus supplement relating to such series. Global Securities will be issued in registered form, in either temporary or definitive form.
The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the Prospectus Supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.
BOOK-ENTRY SECURITIES
Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.
So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.
Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. We nor any trustee or Paying Agent, or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants’ accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.
Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.
ABSENCE OF RESTRICTIVE COVENANTS
We are not restricted by either of the indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indentures do not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

MERGER AND CONSOLIDATION
Each indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety to any Person or may permit any corporation to merge into us, provided that:

▶	the successor is a corporation organized under the laws of any domestic jurisdiction;

▶	the successor, if other than us, assumes our obligations under such indenture and the debt securities issued thereunder;

▶	immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

▶	certain other conditions are met.
Each indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets of substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made shall be substituted for us with the same effect as if such successor corporation had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of such indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.
SATISFACTION AND DISCHARGE
Unless a prospectus supplement provides otherwise, we will be discharged from our obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

▶	we have irrevocably deposited with the trustee either money, or U.S. Government Obligations together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or a combination of which (in the written opinion of independent public accountants delivered to the trustee), will be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, to Stated Maturity or any redemption date on, the outstanding debt securities of such series;

▶	we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

▶	the trustee has received an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; or

▶	the trustee has received (a) a ruling directed to us and the trustee from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (b) an opinion of tax counsel to the same effect as the ruling described in clause (a) above and based upon a change in law.
Upon such discharge, we will be deemed to have satisfied all the obligations under the indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

MODIFICATION OF THE INDENTURE
Each indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.
Each indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1)	change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

(2)	reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

(3)	reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

(4)	change our obligation to maintain an office or agency in the places and for the purposes required by such indenture;

(5)	impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

(6)	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such indenture; or

(7)	with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions.
EVENTS OF DEFAULT
An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each indenture to be:

▶	failure to pay interest on such series of debt securities for 30 days after payment is due;

▶	failure to pay the principal of (or premium, if any) on such series of debt securities when due;

▶	failure to perform any other covenant in the indenture that applies to such series of debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

▶	an event of default under any mortgage, indenture (including the indenture) or other instrument under which any debt of Washington Mutual, Inc. or any Principal Subsidiary Bank (defined below) shall be outstanding which default shall have resulted in the acceleration of such debt in excess of $75,000,000 in aggregate principal amount and such acceleration shall not have been rescinded or such debt discharged within a period of 30 days after notice;

▶	certain events of bankruptcy, insolvency or reorganization; and

▶	any other event of default provided for in such series of debt securities.
“Principal Subsidiary Bank” is defined in the indenture as each of Washington Mutual Bank (formerly known as Washington Mutual Bank, FA) and any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of Washington Mutual, Inc. and its subsidiaries. As of the date hereof, Washington Mutual Bank is our only Principal Subsidiary Bank.
If an Event of Default shall have happened and be continuing, either the trustee thereunder or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal of all of the outstanding notes to be immediately due and payable.
Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee, with respect to the debt securities of such series; provided that:

▶	such direction shall not be in conflict with any rule of law or with the indenture,

▶	the trustee may take any other action deemed proper that is not inconsistent with such direction and

▶	the trustee shall not determine that the action so directed would be unjustly prejudicial to the holders of debt securities of such series not taking part in such direction.
Each indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.
Each indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such indenture at the request of the holders of the debt securities of such series.
Each indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of ours under such indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series.
We will be required to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the indenture.

NOTICES
Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the Security Register.
TITLE
We, the appropriate Trustee and any agent of ours or such Trustee may treat the registered owner of any registered security (including registered securities in global registered form) as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.
GOVERNING LAW
New York law will govern the indentures and the debt securities.

Description of capital stock
The following descriptions are summaries of the material terms of our Amended and Restated Articles of Incorporation (“articles of incorporation”), our bylaws and applicable provisions of law. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our articles of incorporation and bylaws, which are incorporated by reference in the registration statement that we filed with the SEC. You should read our articles of incorporation and bylaws for the provisions that are important to you.
Our articles of incorporation currently authorize 1,600,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. On November 30, 2005, we had 992,057,807 shares of common stock outstanding. There were no shares of preferred stock outstanding.
COMMON STOCK
We do not intend to offer shares of our common stock pursuant to this prospectus except upon the conversion or exchange of debt securities or preferred stock that we offer under this prospectus.
Each share of common stock is entitled to one vote on all matters properly presented at a meeting of shareholders. Shareholders are not entitled to cumulative voting in the election of directors.
The number of our directors is determined by our bylaws. The bylaws currently set the number of directors at up to sixteen. Our board of directors is divided into three classes of as equal a number of directors as possible. The term of office of each class is three years, with each term expiring in a different year.
Interested Stockholders. Our articles of incorporation prohibit, except under certain circumstances, us (or any of our subsidiaries) from engaging in certain significant business transactions with a “major stockholder.” A “major stockholder” is a person who, without the prior approval of our board of directors, acquires beneficial ownership of five percent or more of our outstanding voting stock. Prohibited transactions include, among others:

▶	any merger with, disposition of assets to, acquisition by us of the assets of, issuance of securities of ours to, or acquisition by us of securities of, a major stockholder;

▶	any reclassification of our voting stock or of any subsidiary beneficially owned by a major stockholder; or

▶	any partial or complete liquidation, spin off, split off or split up of us or any subsidiary.
The above prohibitions do not apply, in general, if the specific transaction is approved by:

▶	our board of directors prior to the major stockholder involved having become a major stockholder;

▶	a vote of at least 80% of the “continuing directors” (defined as those members of our board prior to the involvement of the major stockholder);

▶	a majority of the “continuing directors” if the major stockholder obtained unanimous board approval to become a major stockholder;

▶	a vote of 95% of the outstanding shares of our voting stock other than shares held by the major stockholder; or

▶	a majority vote of the shares of voting stock and the shares of voting stock owned by stockholders other than any major stockholder if certain other conditions are met.

Our articles of incorporation also provide that during the time a major stockholder exists, we may voluntarily dissolve only upon the unanimous consent of our stockholders or an affirmative vote of at least two-thirds of our board of directors and the holders of at least two-thirds of the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any.
Shareholder Rights Plan. We have adopted a shareholder rights plan (the “Rights Plan”) which provides that one right to purchase 1/1,000th of a share of our Series RP preferred stock (the “Rights”) is attached to each outstanding share of our common stock. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all shareholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire us on terms not approved by our board, but they will not interfere with any merger or other business combination that is approved by our board.
The Rights are attached to the shares of our common stock. The Rights are not presently exercisable. At the time a party acquires beneficial ownership of 15% or more of the outstanding shares of our common stock or commences or publicly announces for the first time a tender offer to do so, the Rights will separate from the common stock and will become exercisable. Each Right entitles the holder to purchase 1/1,000th share of Series RP preferred stock, for an exercise price that is currently $200 per share. Once the Rights become exercisable, any Rights held by the acquiring party will be void and, for the next 60 days, all other holders of Rights will receive upon exercise of the Right that number of shares of our common stock having a market value of two times the exercise price of the Right. The Rights, which expire on January 4, 2011, may be redeemed by us for $0.001 per right prior to becoming exercisable. Until a Right is exercised, the holder of that Right will have no rights as a shareholder, including, without limitation, the right to vote or receive dividends.
PREFERRED STOCK
In this section we describe the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our articles of incorporation and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at the time of sale of that preferred stock. At that time, you should read our articles of incorporation and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.
Our board of directors is authorized to provide for the issuance from time to time of preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. The terms of any series of preferred stock will be described in a prospectus supplement. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of our preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of common stock or for other corporate purposes.

Description of depositary shares
We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary share certificate that will be filed with the SEC in connection with any particular offering of depositary shares.
GENERAL
We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.
WITHDRAWAL
Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.
DIVIDENDS AND OTHER DISTRIBUTIONS
The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.
CONVERSION, EXCHANGE AND REDEMPTION
Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.
If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
VOTING
Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail Information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.
The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.
AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT
We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective, however, unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

▶	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities; or

▶	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares
CHARGES OF DEPOSITARY
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.
MISCELLANEOUS
The depositary will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.
Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.
RESIGNATION AND REMOVAL OF DEPOSITARY
The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Plan of distribution
We may sell the securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters, or (v) through a combination of any such methods of sale.
The distribution of the securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.
Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.
If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.
Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our common stock, which is listed on The New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.
Legal matters
The legality of the securities offered by this prospectus will be passed upon by Heller Ehrman LLP, Seattle, Washington. As of November 30, 2005, Heller Ehrman LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 12,992 shares of our common stock.
Experts
The auditors of the Issuer are Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, who have audited the Issuer’s consolidated financial statements, without qualification, in accordance with generally accepted auditing standards in the United States of America for each of the financial periods ended December 31, 2004, 2003 and 2002, respectively, and who have audited management’s report on the effectiveness of internal control over financial reporting for the year ended December 31, 2004. Deloitte’s report on the Issuer’s consolidated financial statements for the year ended December 31, 2003 includes an explanatory paragraph referring to the Issuer’s adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002 and an explanatory paragraph referring to the Issuer’s 2002 restatement of Note 2 to the consolidated financial statements. Deloitte’s report on the Issuer’s consolidated financial statements for the year ended December 31, 2002 includes an explanatory paragraph referring to the Issuer’s adoption of a) SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, on January 1, 2001, b) SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, and c) SFAS No. 147, Acquisitions of Certain Financial Institutions, on October 1, 2002.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.